Exhibit 99.18

Pazoo Medical Marijuana Testing Laboratory Partner MA & Associates Hires Laboratory Technician, Facility Buildout Currently Underway

Whippany, N.J., October 21, 2014  Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its medical marijuana testing laboratory partner MA & Associates, LLC has hired its first lab technician, Mr. Brad Gore.  Further, the build-out for the testing facility began last week.  Now that the asbestos abatement was done, actual construction to the facility will begin.

Mr. Brad Gore is the new laboratory technician for MA & Associates, LLC. Applicants for the lab technician position had to have a variety of skills and experience in a multitude of areas including good lab practices, preparation of cannabis samples in potency sample prep, residual trace analysis sample prep, microbiology and mold sample prep, as well as experience with microbiological screening and past managerial experience. Mr. Gore has an extensive background and extensive experience in these areas and we are confident he will make a wonderful addition to the team.

MA & Associates, LLC felt it necessary to begin the build-out of the testing facility and to begin hiring all necessary personnel prior to the State of Nevada issuing licenses to qualified applicants on November 3rd.  Management felt it was imperative to be prepared well in advance of the New Year (2015) because there are a very limited number of applicants applying for a medical marijuana testing license in Nevada. We believe being the first facility set up and prepared will give us a competitive advantage over the limited competition for the Nevada market.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 21, 2014